UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 6, 2007 (February 28, 2007)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On February 28, 2007, Trans-Allegheny Interstate Line Company (the “Owner”), an indirect, wholly-owned subsidiary of Allegheny Energy, Inc., entered into an Alliance Agreement for Engineering, Construction and Project Management (the “Agreement”) with Kenny Construction Company (the “Contractor”) to provide overall construction management and other services in connection with the construction of the Owner’s proposed 500-kilovolt Trans-Allegheny Interstate Line and related facilities (collectively, the “Facilities”).

Under the Agreement, the Contractor will provide services with respect to the (a) structural and design engineering for the Facilities, (b) construction of the Facilities, (c) management and procurement of certain equipment, supplies and materials to be incorporated into the Facilities and (d) acquisition of rights-of-way, easements and other real property interests on which the Facilities are to be located or which are necessary for access to the Facilities (collectively, and as described more fully in the Agreement, the “Work”). The Contractor may utilize subcontractors to perform portions of the Work subject to the terms and conditions of the Agreement, including, among other things, the right of the Owner to review and approve the terms and conditions of subcontracts under certain conditions and require the posting of a performance bond. The Contractor is responsible for ensuring that the Work complies in all respects with applicable federal, state and local laws regarding protection of the environment and archaeological and cultural resources and for assuring the health, safety and protection of all persons while at any real property site, field office, laydown area, storage yard, access road, right-of-way or easement required or used in connection with the Work, in each case as more fully described in the Agreement.

Pursuant to the Agreement, the Owner will reimburse the Contractor, in the manner set forth in the Agreement, for labor and out-of-pockets costs reasonably incurred through Final Completion (as defined in the Agreement) and submitted to Owner in the manner specified in the Agreement.

Additionally, the Agreement provides that the Owner will pay the Contractor a Management Fee in installments payable upon the completion of certain specified milestones. The Contractor will be entitled to a completion bonus calculated in the manner set forth in the Agreement to the extent that the Contractor achieves Substantial Completion (as defined in the Agreement) by the specified completion date. Such date may be extended under the terms of the Agreement.

The Owner may suspend Work under the Agreement or terminate the Agreement, in each case at any time and for any reason upon notice to the Contractor in the manner set forth in the Agreement. Upon termination of the Agreement by the Owner, the Agreement provides that, except as described below, the Owner will pay the Contractor (a) any costs reimbursable under the Agreement that are incurred through the date of termination plus any such costs authorized by the Owner to be incurred by the Contractor to perform certain specified obligations following the termination of the Agreement, (b) the share of any remaining Management Fee fairly allocable to the portion of the Work performed by the Contractor, (c) reasonable demobilization costs incurred by the Contractor and any subcontractors and (d) expenses incurred by the Contractor to terminate applicable subcontracts. Under certain circumstances specified in the Agreement, the Owner has a Special Termination Right, upon exercise of which the Owner will pay the Contractor (a) any costs reimbursable under the Agreement that are incurred through the date of termination, (b) reasonable demobilization costs incurred by the Contractor and any subcontractors, and (c) expenses incurred by the Contractor to terminate applicable subcontracts.

The Agreement contains various representations and warranties, limitation of liability and indemnification provisions and other provisions that are customary for agreements of this nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2007	By:	ALLEGHENY ENERGY, INC. /s/ Philip L. Goulding
	Name:	Philip L. Goulding
	Title:	Senior Vice President and Chief Financial Officer